Exhibit 99.1

For Immediate Release

CRM Holdings, Ltd. Agrees to Acquire Embarcadero Insurance

Embarcadero Subsidiary, Majestic Insurance, is a Licensed US Carrier and Workers’
Compensation Insurer in the Western United States

HAMILTON, Bermuda, September 11, 2006 -- CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York and California, today announced it has entered into a definitive agreement to acquire Embarcadero Insurance Holdings, Inc. (“EIH”), a privately held California corporation with headquarters in San Francisco.  The total consideration to be paid by CRM is the book value of EIH on the closing date of the transaction.  CRM estimates the purchase price to be approximately $45 million.  The purchase does not require stockholder approval but is subject to other customary closing conditions, including regulatory approval. CRM expects the acquisition to be completed before the end of 2006.

EIH, through its wholly-owned subsidiary, Majestic Insurance Company (“Majestic”), writes workers’ compensation insurance for medium to large size businesses. Majestic is a California domiciled insurance company licensed in fifteen states, and is presently operating in California, Arizona, Alaska, Nevada, Oregon and Washington.  In June 2006, Majestic was rated B++ with a positive outlook by A.M. Best.

Majestic began operations in 1986 and since then has grown its workers’ compensation net earned premiums to $71.3 million in 2005.  Majestic’s 5-year average combined ratio was 98.6% through 2005. EIH had total assets at December 31, 2005, of $211 million and 2005 net income of $5.2 million.

Commenting on the transaction Daniel G. Hickey, Jr., Chairman of the Board and Co-CEO of CRM said: “The acquisition of EIH and Majestic is a great milestone for CRM.  In one transaction we increase our presence in the workers’ compensation insurance arena in a core state. In addition, we acquire a rated US insurance carrier that could enable us to reduce acquisition costs and enhance the revenues and potential earnings of our reinsurance segment. We have been keen to deploy capital in areas of greatest advantage to our shareholders and the acquisition of EIH is very much in line with our strategy.  We expect the acquisition to be immediately accretive to earnings.”

Mr. Hickey continued: “CRM and Majestic are very like-minded companies. We both have a tradition of assessing, accepting and managing workers’ compensation insurance risk and have similar attitudes and cultures in this regard.  While we are not about to underestimate the challenges of integrating two businesses, we expect the integration process to involve two workforces with similar goals and mindsets. Majestic has achieved excellent results in its primary workers’ compensation business. Their current and long term underwriting results speak for themselves. Of particular interest to us is the potential synergy from Majestic’s capacity to provide excess comp products in concert with our Twin Bridges subsidiary. We plan to enhance Majestic’s statutory surplus and strengthen its capital base.  We expect that continued excellent operating results combined with increased surplus will be perceived favorably by rating agencies.”

The offices of Majestic in San Francisco will remain in place, and the current CEO of Majestic, John L. Sullivan, will enter into an employment contract to serve as President for a period of at least 18 months, contingent on closing. Mr. Sullivan commented, “We at Majestic are excited about coming together with CRM because of the similar cultures and focus on customer service.  Both companies have always looked for clients that are concerned about the well-being of their employees and appreciate a high level of service in claims management and loss control.  This new relationship will enhance both of our abilities to continue and improve our services to our policyholders and broker partners.”

CRM intends to finance the acquisition from current cash balances and bank debt.  The company is in current negotiations with its principal lender for a term loan.  No agreement for such a loan has been reached as of today.

CRM was advised by Mystic Capital Advisors and Kramer Levin Naftalis & Frankel LLP.

Investor Briefing

CRM Holdings, Ltd. will host a conference call today at 2:00 p.m. Eastern time to discuss the transaction and to answer related questions.

Hosting the call will be Daniel G. Hickey, Jr., Chairman and Co-Chief Executive Officer, and James J. Scardino, Chief Financial Officer.

To participate in the event by telephone, please dial 800-811-8830 five to ten minutes prior to the start time (to allow time for registration) and reference the conference passcode 7241655. International callers should dial 913-981-4904.

A digital replay of the call will be available today, September 11, at approximately 3:15 p.m. Eastern Time through Wednesday, October 11 at midnight Eastern Time. Dial 888-203-1112 and enter the conference ID number 7241655. International callers should dial 719-457-0820 and enter the same conference ID number.

The conference call will also be webcast live over the internet and can be accessed by all interested parties at CRM’s web site at http://www.CRMHoldingsLtd.bm/events.cfm.

To monitor the live webcast, please go to this web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on CRM’s web site, at http://www.CRMHoldingsLtd.bm/events.cfm, for 30 days.

About CRM Holdings, Ltd.

CRM is a leading provider of fee-based management and other services for workers’ compensation self-insured groups in New York and California. CRM has been in the business of forming and managing self-insured groups in New York since 1999 and, in 2003, the business was expanded into California. CRM provides self-insured groups with a comprehensive range of services, including assistance in the formation of groups, underwriting, risk assessment, safety and loss control services, medical bill review and case management, general management and recordkeeping, regulatory compliance and, in New York, claims management services. CRM also acts as a broker by placing excess coverage insurance and any required surety bonds for the groups, and reinsures a portion of this excess coverage through its subsidiary, Twin Bridges. Further information can be found on the CRM website at www.CRMHoldingsLtd.bm.

About Majestic Insurance Company

Majestic Insurance Company is a wholly owned subsidiary of Embarcadero Insurance Holdings, Inc. Majestic writes workers’ compensation insurance under various state acts and U.S. Longshore and Harbor Workers’ Compensation Act. Majestic is licensed in fifteen states and operates primarily in California, Arizona, Alaska, Nevada, Oregon and Washington.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the company’s Form 10-K for the year ended December 31, 2005 and in other documents filed by the company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:

*	The cyclical nature of the insurance and reinsurance industry;
*	Premium rates;
*	Investment results;
*	Regulatory changes;
*	The estimation of loss reserves and loss reserve development;
*	The occurrence and effects of wars and acts of terrorism;
*	The effects of competition;
*	The possibility that the outcome of any litigation or arbitration proceeding is unfavorable;
*	Failure to retain key personnel;
*	Economic downturns; and
*	Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made.  The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

CRMH-E

Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd, Ste 2050
Los Angeles, CA  90024
 (310) 231-8600 ext. 117